EXHIBIT 4.1

BOOTS& COOTS INTERNATIONAL WELL CONTROL, INC.
2006 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
(as amended through October 2006)

ARTICLE I. ESTABLISHMENT AND PURPOSE

1.1     Establishment. Boots& Coots International Well Control,Inc. (“Boots& Coots”) hereby establishes the Boots& Coots International Well Control,Inc. 2006 Non-Employee Director Stock Incentive Plan, as an amendment and restatement of the Boots& Coots International Well Control, Inc. Non-Employee Director Stock Option Plan, originally effective November24, 1997 and as thereafter amended (the “Superseded Plan”). Options granted pursuant to the Superseded Plan will continue to be governed by the terms of the Superseded Plan as in effect at the date of grant of such Options.

1.2     Purpose. The purposes of the Plan are to attract and retain highly qualified non-employee directors to perform services for Boots& Coots, to further align the interests of the non-employee directors with those of the stockholders of Boots& Coots, and closely link compensation with Boots& Coots performance. Boots& Coots is committed to creating stockholder value. Boots& Coots’ compensation philosophy is based on the belief that Boots& Coots can best create stockholder value if non-employee directors act and are rewarded as business owners. Boots& Coots believes that an equity stake through equity compensation programs effectively aligns non-employee director and stockholder interests.

1.3     Effectiveness and Term. This Plan shall become effective as of September 19, 2006 (the “Effective Date”), the date of approval of the Plan by the holders of at least a majority of the shares of Common Stock either (a)present or represented and entitled to vote at a special meeting of the stockholders of Boots& Coots duly held in accordance with applicable law or (b)by written action in lieu of a meeting in accordance with applicable law. Unless terminated earlier by the Board pursuant to Section13.1, this Plan shall terminate on the day prior to the tenth anniversary of the Effective Date.

ARTICLE II. DEFINITIONS

2.1     “Affiliate” means (a)a “parent corporation” or a subsidiary corporation” of Boots& Coots as those terms are defined in Sections 424(e)and (f)of the Code, respectively, or (b)any other corporation, organization, association, partnership, or other type of entity with whom Boots& Coots would be considered a single employer under Section414(b)of the Code (controlled group of corporations) or Section414(c)of the Code (partnerships, proprietorships, etc., under common control).

2.2     “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards or Other Incentive Awards, whether granted singly or in combination.

2.3     “Award Agreement” means a written agreement between Boots& Coots and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.

2.4     “Board” means the Board of Directors of Boots& Coots.

2.5     “Boots& Coots” means Boots& Coots International Well Control,Inc., a Delaware corporation, or any successor thereto.

2.6     “Cash Dividend Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Boots& Coots with respect to a share of Common Stock during the period such Award is outstanding.

2.7     “Cause” means a finding by the Committee of acts or omissions constituting, in the Committee’s reasonable judgment, (a)a breach of duty by the Participant in the course of his service involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Boots& Coots, or moral turpitude constituting criminal felony; (b)conduct by the Participant that is materially detrimental to Boots& Coots, monetarily or otherwise, or reflects unfavorably on Boots& Coots or the Participant to such an extent that Boots& Coots’ best interests reasonably require the termination of the Participant’s service; (c)acts or omissions of the Participant materially in violation of his obligations under any written agreement between the Participant and Boots& Coots or at law; or (d)the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

2.8     “Change of Control” means (a)a “change in control” as that term is defined in the federal securities laws, (b)the acquisition by any person, after the Effective Date, of 50.1% or more of the shares of voting securities of Boots& Coots, (c)a majority of individuals who are nominated by the Board for election to the Board on any date fail to be elected as a result of a proxy fight or contested election for positions on the Board, or (d)the sale, lease, transfer or other disposition of all or substantially all of the assets of Boots& Coots (other than to a wholly-owned subsidiary of Boots& Coots).

2.9     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.

2.10           “Committee” means the Board.

2.11           “Common Stock” means the common stock of Boots& Coots, $0.00001 par value per share, or any stock or other securities of hereafter issued or issuable in substitution or exchange for the Common Stock.

2.12           “Company” means Boots& Coots and any Affiliate.

2.13           “Dividend Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Boots& Coots with respect to a share of Common Stock during the period such Award is outstanding.

2.14           “Effective Date” means the date this Plan becomes effective as provided in Section1.3.

2.15           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16           “Fair Market Value” means of a share of Common Stock on any date shall be (a)the closing sale price on that day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (b)if not so reported, the average of the closing bid and asked prices for a share of Common Stock on that day as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or (c)if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System. If the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion using a “reasonable application of a reasonable valuation method” within the meaning Section409A of the Code and the regulations thereunder.

2.17           “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.

2.18           “Non-Employee Director” means an individual who (a)is now, or hereafter becomes, a member of the Board of Directors of Boots& Coots, and (ii)is neither an employee nor an officer of Boots& Coots or of an Affiliate. For purposes of this Plan, “employee” means an individual whose wages are subject to the withholding of federal income tax under Section3401 of the Code, and “officer” means an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the Bylaws of Boots& Coots or an Affiliate to serve as such.

2.19           “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to ArticleVII. Options granted under the Plan shall be nonqualified stock options that are not intended to meet the requirements of Section422 of the Code.

2.20           “Other Incentive Award” means an incentive award granted to a Participant pursuant to ArticleXII.

2.21           “Participant” means a Non-Employee Director who performs services for Boots& Coots that has been granted an Award; provided, however, that no Award that may be settled in Common Stock may be issued to a Participant that is not a natural person.

2.22           “Permitted Transferee” shall have the meaning given such term in Section14.4.

2.23           “Plan” means the Boots& Coots International Well Control,Inc. 2006 Non-Employee Director Stock Incentive Plan, as in effect from time to time.

2.24           “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.

2.25           “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to ArticleIX that is subject to such terms, conditions, and restrictions as may be determined by the Committee.

2.26           “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to ArticleX that is subject to such terms, conditions, and restrictions as may be determined by the Committee.

2.27           “Rule16b-3” means Rule16b-3 promulgated by the SEC under the Exchange Act, or any successor ruleor regulation that may be in effect from time to time.

2.28           “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.

2.29           “Securities Act” means the Securities Act of 1933, as amended.

2.30           “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to ArticleVIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.

2.31           “Superseded Plan” means the Boots& Coots International Well Control,Inc. Non-Employee Director Stock Option Plan, effective November24, 1997, as in effect prior to the Effective Date.

ARTICLE III. PLAN ADMINISTRATION

3.1     Plan Administrator and Discretionary Authority. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a)interpret the Plan and the Award Agreements executed hereunder; (b)decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (c)construe any ambiguous provision of the Plan or any Award Agreement; (d)prescribe the form of Award Agreements; (e)correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (f)issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (g)make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (h)determine whether Awards should be granted singly or in combination; (i)to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (j)accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (k)require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period; and (l)take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Awards granted under, the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives.

3.2     Liability; Indemnification. No member of the Committee shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee shall be fully indemnified and protected by Boots& Coots with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV. SHARES SUBJECT TO THE PLAN

4.1     Available Shares.

(a)   Subject to adjustment as provided in Section4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be (i)750,000 shares of Common Stock, plus (ii)145,250 shares of Common Stock that as of the Effective Date remain available for grant of options under the Superseded Plan. Shares of Common Stock available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding options granted under the Superseded Plan that later cease to be subject to such options for any reason other than such options having been exercised, subject to adjustment as provided in Section4.2, which shares of Common Stock shall, as of the date such shares cease to be subject to such options, cease to be available for grant under the Superseded Plan, but shall be available for issuance under the Plan.

(b)   Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. During the term of this Plan, Boots& Coots will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

4.2     Adjustments for Recapitalizations and Reorganizations. Subject to Article XIII, if there is any change in the number or kind of shares of Common Stock outstanding (a) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (b) by reason of a merger, reorganization, or consolidation, (c) by reason of a reclassification or change in par value, or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without Boots & Coots’ receipt of consideration, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Boots & Coots’ payment of an extraordinary cash dividend, or distribution or dividend or distribution consisting of any assets of Boots & Coots other than cash, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which a Participant may receive all Awards in a calendar year, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards shall be equitably and proportionately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

4.3     Adjustments for Awards. The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section4.3, unless otherwise determined by the Committee, the following rulesshall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:

(a)   Options, Restricted Stock and Stock Awards. The grant of Options, Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.

(b)   SARs. The grant of SARs that may be paid or settled (i)only in Common Stock or (ii)in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon the exercise of SARs, the excess of the number of shares of Common Stock with respect to which the Award is exercised over the number of shares of Common Stock issued upon exercise of the Award shall again be available for grant of Awards under the Plan. The grant of SARs that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(c)   Restricted Stock Units. The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Unit Right) that may be paid or settled (i)only in Common Stock or (ii)in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(d)   Other Incentive Awards. The grant of an Other Incentive Award in the form of Common Stock or that may be paid or settled (i)only in Common Stock or (ii)in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of an Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(e)   Cancellation, Forfeiture and Termination. If any Award referred to in Sections 4.3(a), (b), (c), or (d)(other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of Awards under the Plan.

(f)   Payment of Exercise Price and Withholding Taxes. If previously acquired shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price. If previously acquired shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.

ARTICLE V. ELIGIBILITY

The Committee shall select Participants from the Non-Employee Directors. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee. All Non-Employee Directors are eligible to participate in the Plan.

ARTICLE VI. FORMOF AWARDS

6.1     Formof Awards. Awards may be granted under the Plan, in the Committee’s sole discretion, in the form of Options pursuant to ArticleVII, SARs pursuant to ArticleVIII, Restricted Stock pursuant to ArticleIX, Restricted Stock Units pursuant to ArticleX, and Stock Awards and Other Incentive Awards pursuant to ArticleXI, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. Awards under a particular Articleof the Plan need not be uniform, and Awards under more than one Articleof the Plan may be combined in a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Subject to compliance with applicable tax law, an Award Agreement may provide that a Participant may elect to defer receipt of income attributable to the exercise or vesting of an Award.

6.2     No Repricing or Reload Rights. Except for adjustments made pursuant to Section4.2, no Award may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. The Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.

ARTICLE VII. OPTIONS

7.1     General. Awards may be granted in the form of Options.

7.2     Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to a Participant as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company and complies with Section409A of the Code. Except as otherwise provided in Section7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than ten years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.

7.3     Exercise of Options.

(a)   Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Boots& Coots setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

(b)   Upon exercise of an Option, the exercise price of the Option shall be payable to Boots& Coots in full either: (i)in cash or an equivalent acceptable to the Committee, or (ii)in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock that have been held by the Participant for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (iii)in a combination of the forms of payment specified in clauses (i)and (ii)above.

(c)   During such time as the Common Stock is registered under Section12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Boots& Coots or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Boots& Coots to pay the exercise price and any required withholding taxes.

(d)   As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Boots& Coots shall (i)deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option, or (ii)cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

7.5     Termination of Service. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Board service. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of service. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:

(a)   Termination Other Than For Cause. If the service of a Participant shall terminate for any reason other than Cause, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i)the expiration of one year from the date of such termination of service or (ii)the expiration of the term of such Option.

(b)   Termination for Cause. Notwithstanding paragraphs (a)above, if the service of a Participant shall terminate for Cause, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i)the expiration of 30 days from the date of such termination of service or (ii)the expiration of the term of such Option.

ARTICLE VIII. STOCK APPRECIATION RIGHTS

8.1     General. The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the SARs were granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company and comply with Section409A of the Code. The term of each SAR shall be as specified by the Committee; provided, however, that no SARs shall be exercisable later than ten years after the Grant Date. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs, including without limitation rulespertaining to the termination of service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to exercise of the SARs, as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.

8.2     Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Boots& Coots setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash or in shares of Common Stock, as provided in the Award Agreement.

ARTICLE IX. RESTRICTED STOCK

9.1     General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section9.2.

9.2     Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

9.3     Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.

9.4     Other Terms and Conditions. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under the Plan shall be registered in the name of the Participant or, at the option of Boots& Coots in the name of a nominee of Boots& Coots and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (a)Boots& Coots shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period, and (b)the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period. A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock, including without limitation rulespertaining to the termination of service (by reason of death, permanent and total disability, resignation, cause or otherwise) of a Participant prior to expiration of the Restricted Period.

9.5     Miscellaneous. Nothing in this Articleshall prohibit the exchange of shares of Restricted Stock pursuant to a plan of merger or reorganization for stock or other securities of Boots& Coots or another corporation that is a party to the reorganization, provided that the stock or securities so received in exchange for shares of Restricted Stock shall, except as provided in ArticleXII, become subject to the restrictions applicable to such Restricted Stock. Any shares of Common Stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to such Restricted Stock.

ARTICLE X. RESTRICTED STOCK UNITS

10.1   General. Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited, and providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from Boots& Coots one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement. A Participant shall not be required to make any payment for Restricted Stock Units.

10.2   Restricted Period. At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.

10.3   Cash Dividend Rights and Dividend Unit Rights. To the extent provided by the Committee in its sole discretion, a grant of Restricted Stock Units may include a tandem Cash Dividend Right or Dividend Unit Right grant. A grant of Cash Dividend Rights may provide that such Cash Dividend Rights shall be paid directly to the Participant at the time of payment of related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. A grant of Dividend Unit Rights may provide that such Dividend Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion.

10.4   Other Terms and Conditions. At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rulespertaining to the termination of service (by reason of death, permanent and total disability, resignation, cause or otherwise) of a Participant prior to expiration of the Restricted Period.

ARTICLE XI. STOCK AWARDS AND OTHER INCENTIVE AWARDS

11.1   Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award.

11.2   Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.

ARTICLE XII. CHANGE OF CONTROL

12.1   Accelerated Vesting. Except as provided otherwise in an Award Agreement at the time an Award is granted, notwithstanding any provision of this Plan to the contrary, upon a Change of Control of Boots& Coots, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived so that:

(a)   if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Change of Control (the “Change Effective Time”), or

(b)   if exercise of the Award is required, the Award may be exercised in full at the Change Effective Time;

provided, however, that with respect to an Award that consists of deferred compensation under Section409A of the Code, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Boots& Coots or a change in the ownership of a substantial portion of the assets of Boots& Coots within the meaning of Section409A of the Code and Treasury guidance and regulations related to Section409A of the Code, including but not limited to Notice 2005-1 and such other Treasury guidance or regulations issued thereunder, then delivery of payment with respect to such Award as provided herein shall be delayed until payment may be made to the Participant without negative tax consequences to the Participant under Section409A of the Code.

12.2   Assumption of Awards. Upon a Change of Control where Boots& Coots is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised before the Change of Control will be assumed by or replaced with comparable options or rights in the surviving corporation (or a parent of the surviving corporation) in accordance with Section409A of the Code and the regulations thereunder, and other outstanding Awards will be converted into similar awards of the surviving corporation (or a parent of the surviving corporation); provided that such assumed or replacement awards shall provide for automatic acceleration or waiver as provided in Section12.1.

12.3   Cancellation of Awards. Notwithstanding the foregoing, on or prior to the date of a Change of Control, the Committee may take any of the following actions with respect to any outstanding Award, without the consent of any Participant: (a)the Committee may require that Participants surrender their outstanding Options and SARs, whether or not vested, in exchange for payment by Boots& Coots, in cash, Common Stock, the securities of another company, or a combination thereof, as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Options and SARs, whether or not vested, exceeds the exercise price or grant price, and (b)with respect to Participants holding Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, and related Cash Dividend Rights and Dividend Unit Rights (if applicable), the Committee may determine that such Participants shall receive payment in settlement of such Awards (and dividend rights), in an amount equivalent to the value of such Awards (and dividend rights) at the time of such settlement, assuming acceleration of vesting and waiver of restrictions as provided in Section12.1 and that all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible. Payments made upon a Change of Control pursuant to this Sectionshall be made no later than the date on which the Change of Control occurs; provided, however, that with respect to an Award that consists of deferred compensation under Section409A of the Code, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Boots& Coots or a change in the ownership of a substantial portion of the assets of Boots& Coots within the meaning of Section409A of the Code and Treasury guidance and regulations related to Section409A of the Code, including but not limited to Notice 2005-1 and such other Treasury guidance or regulations issued thereunder, then delivery of payment with respect to such Award as provided herein shall be delayed until payment may be made to the Participant without negative tax consequences to the Participant under Section409A of the Code.

ARTICLE XIII. AMENDMENT AND TERMINATION

13.1   Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (a)such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in ArticleIV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (b)counsel for Boots& Coots determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of any exchange or association on which the Common Stock is then listed or quoted. An amendment to the Plan shall not require stockholder approval if it curtails rather than expands the scope of the Plan, nor if it is made to conform the Plan to statutory or regulatory requirements, such as, without limitation, changes to Code Section409A, or regulations issued thereunder. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award. Notwithstanding the foregoing, Boots& Coots may amend the Plan or an Award Agreement (i)to cause an Award to be exempt from Code Section409A or to comply with the requirements of Code Section409A or (ii)to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FAS 123R to be classified as a liability on Boots& Coots’ financial statements.

13.2          Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.

ARTICLE XIV. MISCELLANEOUS

14.1   Award Agreements. After an Award is granted under the Plan to a Participant, Boots& Coots and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award. Awards that are not paid currently shall be recorded as payable on Boots& Coots’ records for the Plan. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

14.2          Listing; Suspension.

(a)   As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Boots& Coots shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)   If at any time counsel to Boots& Coots or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Boots& Coots or its Affiliates under the laws of any applicable jurisdiction, Boots& Coots or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Boots& Coots or its Affiliates.

(c)   Upon termination of any period of suspension under this Section, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.

14.3   Additional Conditions. Notwithstanding anything in the Plan to the contrary: (a)the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Boots& Coots a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b)the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer, and (c)all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

14.4   Transferability.

(a)   All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c)of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Boots& Coots of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)   Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.

(c)   If provided in the Award Agreement, Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i)a member of a Participant’s immediate family, (ii)any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii)trusts in which a person listed in (i)or (ii)above has more than 50% of the beneficial interest, (iv)a foundation in which the Participant or a person listed in (i)or (ii)above controls the management of assets, (v)any other entity in which the Participant or a person listed in (i)or (ii)above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i)through (v), no consideration is provided for the transfer, and (vi)any transferee permitted under applicable securities and tax laws as determined by counsel to Boots& Coots. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

(d)   Incident to a Participant’s divorce, the Participant may request that Boots& Coots agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan. Boots& Coots’ decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Boots& Coots. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Boots& Coots harmless from any claim that may arise out of Boots& Coots’ observance of the terms of any such domestic relations order.

14.5   Withholding Taxes. Boots& Coots shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable taxes required by law to be withheld with respect to such payment, may require the Participant to pay to Boots& Coots such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a)withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b)permitting the Participant to deliver to Boots& Coots previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

14.6   No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.

14.7   Notices. All notices required or permitted to be given or made under the Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a)delivered personally, (b)transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c)sent by prepaid overnight courier service, or (d)sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (a)if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (b)if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (c)if sent by telecopy or facsimile transmission, when the answer back is received. Boots& Coots or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (a)to a Participant at his address as set forth in the records of Boots& Coots or (b)to Boots& Coots at the principal executive offices of Boots& Coots clearly marked “Attention: General Counsel.”

14.8   Compliance with Law and Stock Exchange or Association Requirements. It is the intent of Boots& Coots that all Awards either be exempt from Code Section409A or, if not exempt, comply with the requirements of Section409A of the Code. To the extent that any legal requirement of Section16 of the Exchange Act or Section409A of the Code as set forth in the Plan ceases to be required under Section16 of the Exchange Act or Section409A of the Code, that Plan provision shall cease to apply. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation, or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements. The Committee may agree to limit its authority under this Section.

14.9   Binding Effect. The obligations of Boots& Coots under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Boots& Coots or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Boots& Coots. The terms and conditions of the Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.

14.10    Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

14.11   No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Boots& Coots or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Boots& Coots or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Boots& Coots or any Affiliate as a result of such action.

14.12        Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.

14.13        No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Boots& Coots as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from Boots& Coots under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of Boots& Coots, and such person shall not have any rights in or against any specific assets of Boots& Coots. All Awards shall be unfunded.

14.14        Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Boots& Coots or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Boots& Coots or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.

14.15        No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including without limitation Boots& Coots and its Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

14.16        Continued Service. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the service of Boots& Coots, or interfere in any way with the rights of Boots& Coots to terminate a Participant’s service at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of service for any reason, even if the termination is in violation of an obligation of Boots& Coots or an Affiliate to the Participant.

14.17        Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

IN WITNESS WHEREOF, this Plan has been executed as of the Effective Date.

BOOTS& COOTS INTERNATIONAL WELL CONTROL,INC.
By:	/s/ JERRY WINCHESTER
	Name:	Jerry Winchester
	Title:	Chief Executive Officer